Exhibit 99.1

 LRAD® Corporation Reports Fiscal Second Quarter 2014 Financial Results

International Expansion Drives Q2 Revenue Growth of 69% to $5.4 million

SAN DIEGO, CA – May 7, 2014 - LRAD Corporation (NASDAQ: LRAD), the world’s leading provider of long range acoustic hailing devices (AHDs), today reported financial results for the fiscal second quarter and six months ended March 31, 2014.

Fiscal Second Quarter 2014 Financial Highlights

●	Revenue: Fiscal second quarter 2014 revenue grew by $2.2 million or 69% to $5.4 million, compared to $3.2 million of revenue in the fiscal second quarter of 2013.

o	Revenue grew 69% as a result of continued demand from international markets, including the delivery of a $1.3 million order for a national police force in Southeast Asia.

●	Net Income: Net Income of $526,000, or $0.02 per diluted share, increased by $985,000 from a loss of $459,000, or $0.01 per share, reported during the fiscal second quarter of 2013.

o

Operating expenses increased by $380,000 or 21%, primarily due to an increase in salaries, travel and consulting fees related to business development personnel and a bonus accrual for meeting forecasted performance targets, partially offset by a decrease in legal expenses due to the lawsuit in the prior year.

●

Balance Sheet: Cash totaled $18.5 million at March 31, 2014, an increase of $2.7 million from the $15.8 million reported at September 30, 2013. Working Capital increased to $24.6 million from $23.7 million over the same period.

Six Months Ended March 31, 2014 Financial Highlights

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Revenue: Revenue for the six month period ended March 31, 2014 totaled $9.2 million, representing an increase of $3.0 million, or 49%, from the $6.2 million for the six month period ended March 31, 2013.

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Net Income: Net Income during the six month period ended March 31, 2014 totaled $657,000, or $0.02 per diluted share, a $1.2 million improvement from the $560,000 loss, or $0.02 per diluted share, reported for the six months ended March 31, 2013.

“Strength across international territories continues to drive significant revenue growth which has offset domestic defense budget reductions,” commented Tom Brown, President and CEO of LRAD Corporation. “In particular, our Long Range Acoustic Devices® are being accepted throughout Asia and the Middle East, resulting in 75% of our year-to-date revenues coming from international markets.”

Select Operating and Business Highlights

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Launched a newly designed mobile mass notification system which includes a self-contained, ruggedized trailer with a LRAD 360X unit mounted on a 30-foot telescoping mast. This product will provide mobility to our mass notification and emergency warning applications.

●	Received a $763,000 follow-on order for LRAD devices and accessories to be used for bird mitigation and wildlife preservation and control for an international mining concern.

●	Repurchased 80,265 shares of stock at an average price of $1.86, bringing the total number of shares repurchased to 133,073.

“Revenues grew 49% in the first half of the year compared to the prior year. Our investment in new business development personnel has successfully contributed to our expansion into new territories and into the mass notification market. Based on our current outlook, we anticipate a very strong third quarter and second half of the year,” Brown concluded.

Webcast and Conference Call Details

Management will host a conference call to discuss fiscal second quarter 2014 financial results this afternoon at 4:30 p.m. ET. The conference call can be accessed by dialing toll-free at 888-567-1602, or toll/international at 862-255-5346. A webcast will also be available at the following link: http://www.visualwebcaster.com/event.asp?id=99123. A replay of the call will be available two hours after the airing of the call, and available for 90 days at the aforementioned webcast link. Questions to management may be submitted during the call by emailing them to: investor@lradx.com.

About LRAD Corporation

LRAD Corporation is using long range communication to peacefully resolve uncertain situations and save lives on both sides of its proprietary Long Range Acoustic Device®. LRAD® systems are being sold into 70 countries around the world in diverse applications including fixed and mobile military deployments, maritime security, critical infrastructure and perimeter security, commercial security, border and port security, law enforcement and emergency responder communications, emergency warning and mass notification, asset protection and wildlife preservation and control. For more information about the Company and its LRAD systems, please visit www.lradx.com.

Forward-looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company’s Form 10-K for the fiscal year ended September 30, 2013. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact

E. Brian Harvey

Director, Investor Relations and Capital Markets

858.753.8974

ebharvey@lradx.com

LRAD Corporation and Subsidiary

Consolidated Balance Sheets

(000's omitted)

	March 31,
	2014	September 30,
	(Unaudited)	2013

ASSETS
Current assets:
Cash and cash equivalents	$18,532	$15,805
Accounts receivable, net	2,760	4,958
Inventories, net	5,495	4,588
Prepaid expenses and other	626	1,004
Total current assets	27,413	26,355
Property and equipment, net	357	237
Intangible assets, net	45	52
Prepaid expenses and other - noncurrent	821	915
Total assets	$28,636	$27,559

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,118	$1,597
Accrued liabilities	1,655	1,055
Total current liabilities	2,773	2,652
Other liabilities - noncurrent	159	146
Total liabilities	2,932	2,798
Total stockholders' equity	25,704	24,761
Total liabilities and stockholders' equity	$28,636	$27,559

LRAD Corporation and Subsidiary

Consolidated Statements of Operations

(000's omitted except share and per share amounts)

(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2014	2013	2014	2013

Revenues	$5,387	$3,190	$9,210	$6,170
Cost of revenues	2,658	1,828	4,536	3,322
Gross profit	2,729	1,362	4,674	2,848

Operating expenses:
Selling, general and administrative	1,631	1,370	3,056	2,543
Research and development	576	457	969	878
Total operating expenses	2,207	1,827	4,025	3,421

Income (loss) from operations	522	(465)	649	(573)
Other income	5	7	10	15
Income from operations before income taxes	527	(458)	659	(558)
Income tax expense	1	1	2	2
Net income (loss)	$526	$(459)	$657	$(560)

Net income (loss) per common share:
Basic	$0.02	$(0.01)	$0.02	$(0.02)
Diluted	$0.02	$(0.01)	$0.02	$(0.02)
Weighted average common shares outstanding:
Basic	33,133,915	32,399,199	33,080,702	32,397,168
Diluted	34,040,509	32,399,199	33,756,467	32,397,168